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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                               September 18, 2006
                       ----------------------------------
                        (Date of earliest event reported)


                               Syncronys Softcorp
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


           Nevada                       0-25736                   33-0653223
-------------------------------       -----------            -------------------
(State or other jurisdiction of       Commission              (I.R.S. Employer
 incorporation or organization)       File Number            Identification No.)



                           6959 East Wild Canyon Place
                              Tucson, Arizona 85750
                  --------------------------------------------
               (Address of principal offices, including Zip Code)


                                 (520) 603-6979
                              ---------------------
              (Registrant's telephone number, including area code)


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Item 5.02. Appointment of Three Directors and Officers

On June 15, 2006, pursuant to the merger of Syncronys Softcorp, a Nevada private Company and Syncronys Softcorp a Nevada Public Company, the Board of Directors of the Public Company, the surviving entity, elected the Board and Officers for the newly merged public company. The same three members had served since September 30, 2002 when the Board of the Public Company elected the same slate of Directors and Officers as the current appointments.

On June 15, 2006, The Board of Directors of Syncronys Softcorp, appointed three directors to the Board who will serve on the Board until they are elected by the shareholders at an annual shareholder meeting for a new term. The new elected members of the Board are David L. Shorey, CPA, Sylvia Quintero and April Robertson.

At the same meeting, the Board of Directors appointed Mr. Shorey Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board of Directors of the company. Sylvia Quintero was appointed to the position of Secretary to the Board and April Robertson was appointed Treasurer for the company.

Mr. Shorey, a Certified Public Accountant, has an extensive experience with financial positions with public and private companies that spans 35 years. He has occupied executive positions with public companies since 1985 and has served as Chief Executive Officer and Chief Financial Officer for a combined 20 years in five different public companies. During the ten year period ending in 1993 Mr. Shorey was engaged as an auditor of public entities with full peer review credentials. Mr. Shorey resides in Tucson, Arizona.

Ms. Quintero has served as Chief Financial Officer and Director of a number of public companies over the past 15 years. She has an extensive financial background and holds a Bachelors of Business Administration from the University of Phoenix and an MBA from University of Phoenix.

Ms. Robertson has many years of business experience and has served as the Chief Financial Officer and as a Director of a number of private companies.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Syncronys Softcorp

By: /s/ David L. Shorey
    ------------------------------
    David L. Shorey, CEO
    Date: September 18, 2006